Exhibit 11.  Computation of Net Income (Loss) Per Share.

                   TRANSTECH INDUSTRIES, INC.
       COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE

                                    For the Six Months Ended
                                            June 30,
BASIC:                              2003            2002
Weighted Average Common Shares
  Outstanding                     2,979,190     2,979,190
Net Income (Loss)                $ (758,000)  $ 3,962,000
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share          $(.25)         $1.33

DILUTED:
Weighted Average Common
    Shares Outstanding           2,979,190     2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                -             -
                                 2,979,190     2,979,190

Net Income (Loss)               $ (758,000)   $3,962,000
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share         $(.25)         $1.33

                                    For the Three Months Ended
                                            June 30,
BASIC:                              2003            2002
Weighted Average Common Shares
  Outstanding                     2,979,190       2,979,190
Net Income (Loss)                $ (403,000)   $   (199,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share           $(.13)         $(.07)

DILUTED:
Weighted Average Common
    Shares Outstanding            2,979,190      2,979,190
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                -              -
                                  2,979,190      2,979,190

Net Income (Loss)                $ (403,000)    $ (199,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share           $(.13)        $(.07)